Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Cherokee, Inc.

We consent to the incorporation by reference in Registration Statement on Forms S-8 (No. 333-135773 , 333-107470, 333-14533, 333-57503 and 333-49865) of Cherokee, Inc. of our report dated April 16, 2007 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, appearing in Item 8 in this Annual Report on Form 10-K for the year ended February 3, 2007.

/s/ MOSS ADAMS LLP

Los Angeles, California
April 16, 2007